EXHIBIT 99:  Financial Statements



                           Oklahoma Energy Corporation
                                and Subsidiaries
                        Consolidated Financial Statements
                                       and
                          Independent Auditor's Report
                     Years Ended September 30, 2001 and 2000





                                 C O N T E N T S


AUDITOR' REPORT..............................................................1

CONSOLIDATED BALANCE SHEETS................................................2-3

CONSOLIDATED STATEMENTS OF DISCONTINUED OPERATIONS...........................4

CONSOLIDATED STATEMENTS OF CASH FLOWS........................................5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS................................6-14

                             Turner, Stone & Company
                          Certified Public Accountants
                   A Registered Limited Liability Partnership
                      12700 Park Central Drive, Suite 1610
                                Dallas, TX 75251



                         Independent Accountants' Report


Board of Directors and Stockholders
Oklahoma Energy Corporation
    and Subsidiaries
Cyril, Oklahoma

We have reviewed the accompanying consolidated balance sheets of Oklahoma Energy Corporation and subsidiaries at September 30, 2001, and the related consolidated statement of operations and cash flows for the nine months then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements for them to be in conformity with generally accepted accounting principles.



/s/ Turner, Stone & Company
---------------------------
Turner, Stone & Company
Certified Public Accountants
June 5, 2002






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

                           OKLAHOMA ENERGY CORPORATION
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           SEPTEMBER 30, 2001 AND 2000



                                     Assets


                                                   2001                  2000
                                                   ----                  ----
Current assets:

         Cash                                 $       112          $    27,662
                                              -----------          -----------

              Total current assets                    112               27,662
                                              -----------          -----------

Property and equipment, at cost, net
   of $1,350,861 of accumulated
   depreciation, held for resale                        -            8,933,615

Deposits                                                -                  420
                                              -----------          -----------

                                              $       112          $ 8,961,697
                                              ===========          ===========












The accompanying notes are an integral part of the consolidated financial statements.



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



                           OKLAHOMA ENERGY CORPORATION
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           SEPTEMBER 30, 2001 AND 2000



                      Liabilities and Stockholders' Equity


                                                    2001                  2000
                                                    ----                  ----
Current liabilities:

         Accounts payable                      $    33,101         $  1,301,738
         Accrued expenses                          152,116            1,101,124
         Stockholder advances                      464,700              447,800
         Notes payable                              10,000              760,000
                                               -----------         ------------

                Total current liabilities          659,917            3,610,662
                                               -----------         ------------

Reserve for estimated costs of refinery
     environmental cleanup                       2,501,500            2,501,500

Commitments and contingencies                            -                    -

Stockholders' equity:

   Preferred stock, $.10 par value,
      6,000,000 shares authorized, 638,647
      shares issued and outstanding                 63,866               63,866
   Common stock $.05 par value,
      50,000,000 shares authorized,
      47,530,755 shares issued and
      outstanding                                2,393,874            2,376,538
   Paid  in capital in excess of par            28,325,446           28,352,571
   Accumulated deficit                         (33,924,337)         (27,806,857)
   Treasury stock, 17,233 common shares
     and 182,511 preferred shares, at cost     (    20,154)         (   116,583)
                                               -----------          -----------

                                               ( 3,161,305)           2,869,535
                                               -----------          -----------

                                                $      112          $ 8,981,697
                                               ===========          ===========






The accompanying notes are an integral part of the consolidated financial statements.




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


                           OKLAHOMA ENERGY CORPORATION
                                AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF DISCONTINUED OPERATIONS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000




                                                                             2001                2000
                                                                             ----                ----

Operating revenues                                                     $             -    $              -
                                                                          ------------       -------------

Operating costs and expenses:

         General and administrative                                             55,122             109,796
         Interest expense                                                      100,022              88,344
                                                                          ------------       -------------

                  Total operating costs and expenses                           155,144             198,140

Loss before income taxes and extraordinary item                         (      155,144)    (       198,140)

Income taxes                                                                         -                   -

Extraordinary loss on extinguishment of debt
     due to foreclosure                                                $     5,801,226    $              -
                                                                          ------------       -------------


Net loss                                                               $(   5,956,370)    $(       198,140)
                                                                          ============       =============

Net loss per share:

         Basic:

             Loss from operations                                      $(       0.003)    $(         0.004)
             Loss from debt extinguishment                              (       0.121)                   -
                                                                          --------------     -------------

             Net loss                                                  $(       0.124)    $(         0.004)
                                                                          ==============     ==============










   The  accompanying  notes  are an  integral  part of the  consolidated  financial statements.



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


                           OKLAHOMA ENERGY CORPORATION
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000



                                                                              2001              2000
                                                                              ----              ----

Cash flows provided (used) by operating activities:

Net loss                                                              $ (    5,956,370)   $(      198,140)
                                                                         -------------    ----------------

Adjustments to reconcile net loss to net cash used in operating activities:

         Loss on foreclosure                                                 5,801,226                   -
         Increase (decrease) in accounts payable                                32,316     (           420)
         Increase (decrease) in prepaid expenses                                   420                   -
         Increase (decrease) in accrued expenses                                88,972             103,344
                                                                         -------------      --------------

         Total adjustments                                                   5,922,934             102,924
                                                                         -------------      --------------

         Net cash used in operating activities                          (       33,436)    (        95,216)
                                                                         -------------      --------------

Cash flows provided by investing activities                                          -                   -

Cash flows provided by financing activities:

         Advance from stockholders                                                   -             217,467
         Repayment to stockholders                                                   -     (        35,834)
         Sale of treasury stock                                                 30,756                   -
                                                                         -------------      --------------

         Net cash provided by financing activities                              30,756             181,633
                                                                         -------------      --------------

Net increase (decrease) in cash                                         (        2,680)             86,417

Cash at beginning of quarter                                                     2,792              11,421
                                                                         -------------      --------------

Cash at end of quarter                                                 $           112    $         97,838
                                                                        ==============     ===============







    The  accompanying  notes  are an  integral  part of the  consolidated  financial statements.


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
                           OKLAHOMA ENERGY CORPORATION
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Operating and financial status of Company

Oklahoma Energy Corporation (the Company) was incorporated on September 4, 1981 under the laws of the State of Oklahoma. In the recent past, the Company's principal business has been the refinery of crude oil into diesel fuel, kerosene, and other industrial products at its refinery in Cyril, Oklahoma (Cyril Refinery), the production of and exploration for crude oil and natural gas and the contract operations of producing oil and gas properties. However, the Company no longer operates the Cyril refinery and the Company has sold all its other oil and gas properties and well operations.

In April 1995, the Cyril Refinery stopped its refining because it was unable to achieve profitable operations and pay its obligations on a current basis. The Company is currently in default on a note payable that is secured by the refinery and pledged with all of the outstanding common stock of the subsidiary which owns the refinery, Cyril Petrochemical Corporation (CPC) (Note 2). The viability of the Company to continue as a going concern will be dependent, in large part, on its ability to secure additional sources of financing or equity capital, work out satisfactory arrangements with its lender and/or to conduct profitable operations. In addition, the Company is attempting to obtain external financing and/or equity capital sufficient enough to allow it to utilize the refinery as a storage facility prior to starting up refinery operations.

Principles of consolidation and basis of presentation

The accompanying unaudited consolidated condensed financial statements of Oklahoma Energy Corporation have been prepared in accordance with generally accepted principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For further information, refer to the financial statements and footnotes thereto included in the Company's report on Form 10K for the year ended December 31, 2000. These statements include the general accounts of the Company and its wholly owned subsidiaries, Cayman Production Company (CPCo), Cayman Exploration Corporation
(CEC) and Cyril Petrochemical Corporation (CPC), the Company's only active subsidiary. All intercompany accounts and transactions have been eliminated in the consolidation and each subsidiary corporation has a fiscal year end of December 31.

Cash flow information

For purposes of the statement of cash flows, the Company considers cash on hand and all highly liquid debt instruments purchased with an original maturity of three months or less to be cash.



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

                           OKLAHOMA ENERGY CORPORATION
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Property and equipment

The refinery property and equipment was foreclosed in July 2001. The property along with associated debt was removed from the accounts and the loss reflected on the financial statements (Note 2).

Management estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes

The Company follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Deferred taxes are determined based on the estimated future tax effects of temporary differences between the financial statement and tax basis of assets and liabilities. The Company files a consolidated tax return.

Net loss per share

Basic loss per share is computed by dividing the net loss by the weighted average number of common stock shares outstanding during the year. The weighted average number of common stock shares outstanding for 2000 and 1999 totaled 46,260,871 and 47,876,480, respectively. No effect has been given to the assumed exercise of convertible preferred stock because the effects would be antidilutive.


2.       NOTES PAYABLE

The Company's note payable consists of a $10,000 unsecured note, bearing interest at the rate of 8%. Monthly payments are not required, the note is past due but not considered in default by the lender. The Company's $750,000 note, which bore interest at 10.875% and was secured by the refinery and stock was extinguished by foreclosure in July 2001. A loss of $5,801,226 is recorded net of $0 of related income taxes.


3.           COMMITMENTS AND CONTINGENCIES

Leases

The Company is currently not obligated under any noncancelable operating or capital lease agreements.



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

                           OKLAHOMA ENERGY CORPORATION
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Litigation

On July 5, 2000, the Company received a claim from Mr. John Rayll that he had purchased all of the outstanding common stock of CPC (Note 1). Mr. Rayll is related by marriage to a former officer and director and current stockholder of the Company. This claim does not have priority over the security and additional collateral interest of OIFA and management believes this claim will be foreclosed upon should OIFA continue with its foreclosure process. This claim was extinguished by OIFA's foreclosure on the refinery.

In June 2000, the OIFA reactivated foreclosure proceedings against the Company. In this regard, OIFA had entered into an agreement with Geo American, Inc. (GAI) which management believes has purchased the beneficial interest in a labor and material lien for work performance at the refinery. Management believes that a former officer and director and current stockholder of the Company control GAI. The agreement provides for OIFA and GAI to share in the proceeds realized by a foreclosure sale initiated by OIFA. In July 2001, OIFA foreclosed, however, a sale was not made and the foreclosure has not been executed.


4.       PREFERRED STOCK

The authorized capital stock of the Company includes 6,000,000 shares of preferred stock, par value $0.10 per share. The preferred stock may be issued in one or more series, and the Board of Directors determines the terms and rights of such stock. At December 31, 2000 Preferred stock issued includes Series A, B, C, D and E.

The rights of Series B Preferred Stock are subordinate to those of Series A Preferred Stock. The rights of Series D Preferred Stock are subordinate to those of Series C Preferred Stock, and the rights of Series C and D Preferred Stock are both subordinate to Series A and B Preferred Stock. The rights of Series E Preferred Stock are subordinate to Series A, B, C and D Preferred Stock.

In addition to the cumulative dividends on the Series A ($.10 per share annually) and the Series B ($.12 per share annually) Preferred Stock, each share of the Series A and Series B Preferred Stock is entitled to participate share for share with the common stock in any dividends paid after the holders of the common stock receive dividends of $.25 per share in any year. Dividend payments on Series A and B Preferred Stock are legally restricted until the Company has positive retained earnings. Each share of Series A and B Preferred Stock is entitled to one vote. Series C, D and E Preferred Stock are entitled to vote on an as converted to common stock basis.





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



                           OKLAHOMA ENERGY CORPORATION
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


5.       INCOME TAXES

The Company uses the accrual method of accounting for tax reporting purposes.

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, future tax benefits, such as those from net operating loss carry forwards, are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


6.       FINANCIAL INSTRUMENTS

The Company's financial instruments, which potentially subject the Company to credit risks, consist of its cash and notes payable.

Cash

The Company maintains its cash in bank deposit and other accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts, and does not believe it is subject to any credit risks involving its cash.

Notes payable

Management believes the carrying value of these notes represent the fair value of these financial instruments because their terms are similar to those in the lending market for comparable loans with comparable risks.






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